Exhibit 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports Fourth Quarter
and Full-year Financial Results

Initial horizontal well in California joint venture completed;
Well to be placed on production

BAKERSFIELD, Calif. – March 30, 2011 – Pyramid Oil Company (NYSE AMEX: PDO) today announced financial results for its fourth quarter and full fiscal year ended December 31, 2010.  The Company also announced that the Pike 1-H, the first well in Pyramid’s California joint venture with Victory Oil Company, has been drilled, logged and completed, and is expected to be placed on production by this weekend.

Fourth quarter revenue increased 22% to $1.2 million from $971,000 in the comparable year-ago quarter.  The increase is attributable to higher oil and gas revenue from the Company’s core properties in Kern County, California.  Operating loss declined to $91,000 from $302,000 in last year’s fourth quarter, while net loss declined to $27,000, or $0.01 per diluted share, from a net loss of $183,000, or $0.04 per diluted share, in the fourth quarter a year ago.

Average crude oil prices during the fourth quarter increased by $10.66 to $81.65 per barrel of oil equivalent (BOE) from $70.99 per BOE in last year’s fourth quarter.   Net volumes sold during the quarter increased 6% to 14,521 barrels versus last year’s fourth quarter.

For the full fiscal year, Pyramid reported revenue of $4.5 million, an increase of 36% versus revenue of $3.3 million in fiscal 2009.  Operating income was $54,000 versus an operating loss of $537,000 in the prior year.  Full-year net income was $246,000, or $0.05 per diluted share, versus a net loss $189,000, or less than $0.01 per diluted share, in the same period last year.

Pyramid reported operating cash flow for fiscal 2010 of $1.7 million versus $573,000 in 2009.  The Company ended 2010 with cash and short-term investments of $4.6 million, no long-term debt and working capital of $5.0 million.

John H. Alexander, president and CEO of Pyramid, said, “One of our primary objectives during the fourth quarter was to establish a framework for our joint venture with Victory Oil Company, a successful private oil and gas company that owns and operates land adjacent to Pyramid’s in Taft, California.  The outcome of those efforts is reflected in the progress we made with our initial drilling project, a successful horizontal oil well that will be placed on production in the coming days.”

The Pike 1-H well was drilled to a depth of 3,600 feet with a 917-foot lateral crossing both companies’ properties. Based on the lateral intervals open to production, the ownership split of this first well is 68% to Pyramid and 32% to Victory.  A pumping unit is currently being moved on site and the well will begin commercial production shortly thereafter.  Flow rates for the well will be announced following production testing, which is expected to be complete sometime in April.

“We are now in the planning stages of a follow-on horizontal well in the same area, and expect to spud sometime in the next 45 to 60 days, based on rig availability,” Mr. Alexander added.  “We are very encouraged by the long-range opportunities of this joint venture, and look forward to working with Victory on expanding our drilling efforts.”

“While our immediate focus will be on drilling additional JV wells in the area of the Pike 1-H, we also intend to pursue certain re-entry and side track wells on our core properties in Kern County, California during the next six months.

Pyramid said log analysis of the recently drilled joint venture well in Menard County, Texas indicated the well would not be commercially viable, and was plugged and abandoned.  Pyramid owns a 30% interest in the joint venture.

“Our primary objective for 2011 is to increase oil production from our California-based properties,” Mr. Alexander said.  “We feel we have an outstanding, motivated partner in Victory Oil Company, and also believe there are a number of compelling drilling prospects in our core Kern County properties, particularly in the Carneros Creek and Mountain View areas.  With our strong balance sheet and talented operational team, I believe we are well positioned to achieve our growth objectives for the coming year and beyond.”

About Pyramid Oil Company
Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909.  Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement
Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:

John H. Alexander	Geoff High
President and CEO	Principal
Pyramid Oil Company	Pfeiffer High Investor Relations, Inc.
661-325-1000	303-393-7044
(Financial tables follow)

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

REVENUES:
Oil and gas sales	$1,185,617	$970,536	$4,515,211	$3,311,895
Gain on sale of fixed assets	0	0	320,556	0

	1,185,617	970,536	4,835,767	3,311,895

COSTS AND EXPENSES:
Operating expenses	411,683	388,382	1,576,892	1,411,721
General and administrative	221,106	270,871	874,899	924,676
Stock based compensation	9,783	0	123,283	209,935
Taxes, other than income and payroll taxes	31,038	33,131	128,351	147,724
Provision for depletion, depreciation and amortization	204,979	171,073	703,094	639,738
Valuation allowances	355,059	358,757	1,222,527	358,757
Accretion expense	16,180	23,922	34,955	41,618
Other costs and expenses	27,097	26,391	118,043	115,164

	1,276,925	1,272,527	4,782,044	3,849,333

OPERATING INCOME (LOSS)	-91,308	-301,991	53,723	-537,438

OTHER INCOME (EXPENSE):
Interest income	13,697	7,049	43,601	75,427
Other income (expense)	-24,058	3,600	-14,061	14,400
Interest expense	33	-241	-300	-1,313

	-10,328	10,408	29,240	88,514
INCOME (lLOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	-101,636	-291,583	82,963	-448,924
Income tax provision (benefit)
Current	17,000	-14,200	109,100	-195,282
Deferred	-91,900	-94,855	-272,000	-64,355
	-74,900	-109,055	-162,900	-259,637

NET INCOME (LOSS)	$-26,736	$-182,528	$245,863	$-189,287

Basic Income Per Common Share	$-0.01	$-0.04	$0.05	$-0.04

Diluted Income Per Common Share	$-0.01	$-0.04	$0.05	$-0.04

Basic weighted average number of common shares outstanding	4,677,728	4,677,728	4,677,728	4,677,728

Diluted weighted average number of common shares outstanding	4,686,003	4,677,728	4,686,249	4,677,728

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$1,535,532	$1,438,825
Short-term investments	3,058,528	3,344,061
Trade accounts receivable	508,457	375,954
Income taxes receivable	0	124,281
Crude oil inventory	86,361	62,760
Prepaid expenses and other assets	230,876	169,595
Deferred income taxes	245,100	196,200

TOTAL CURRENT ASSETS	5,664,854	5,711,676

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties and equipment (successful efforts method)	18,101,529	16,085,228
Capitalized asset retirement costs	389,463	382,550
Drilling and operating equipment	1,946,805	2,109,993
Land, buildings and improvements	1,066,571	1,065,371
Automotive, office and other property and equipment	1,182,613	1,160,617

	22,686,981	20,803,759
Less: accumulated depletion, depreciation, amortization and valuation allowance	-18,687,908	-17,125,834

TOTAL PROPERTY AND EQUIPMENT	3,999,073	3,677,925

OTHER ASSETS
Deferred income taxes	708,500	485,400
Deposits	250,000	250,000
Other Assets	7,380	17,013

TOTAL OTHER ASSETS	965,880	752,413

TOTAL ASSETS	$10,629,807	$10,142,014

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,	December 31,
	2010	2009

CURRENT LIABILITIES:
Accounts payable	$73,374	$88,170
Accrued professional fees	122,506	138,381
Accrued taxes, other than income taxes	63,361	62,310
Accrued payroll and related costs	60,365	51,606
Accrued royalties payable	193,052	159,933
Accrued insurance	86,888	54,947
Accrued income taxes	12,800	0
Current maturities of long term debt	13,473	20,640

TOTAL CURRENT LIABILITIES	625,819	575,987

LONG TERM DEBT, net of current maturities	26,946	0

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,235,193	1,193,324

TOTAL LIABILITIES	1,887,958	1,769,311

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value;
10,000,000 authorized shares;
no shares issued or outstanding	0	0
Common stock-no par value;
50,000,000 authorized shares;
4,677,728 shares issued and
outstanding	1,639,228	1,515,945
Retained earnings	7,102,621	6,856,758

TOTAL STOCKHOLDERS' EQUITY	8,741,849	8,372,703

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,629,807	$10,142,014